Exhibit 4.3

INSTRUCTIONS FOR USE OF LIBERTY LATIN AMERICA LTD.

CLASS C RIGHTS CERTIFICATES

CONSULT INNISFREE (THE “INFORMATION AGENT”) OR YOUR BANK OR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Liberty Latin America Ltd., a Bermuda exempted company (the “Company”), to the holders of its Class A common shares, par value $0.01 per share (the “Class A Common Shares”), to the holders of its Class B common shares, par value $0.01 per share (the “Class B Common Shares”), and to the holders of its Class C common shares, par value $0.01 per share (the “Class C Common Shares”), as described in the Company’s prospectus dated September 10, 2020 (the “Prospectus”). In the rights distribution (as such term is defined in the Prospectus), holders of record of the Company’s Class A Common Shares, Class B Common Shares and Class C Common Shares (together, the “Common Shares”), at 5:00 p.m. New York City time, on September 8, 2020 (the “Record Date”) received 0.2690 of a transferable subscription right (a “Class C Right”) for each Class A Common Share, Class B Common Share and Class C Common Share held by them as of the Record Date. The total number of Class C Rights to be issued to each such holder was rounded up to the nearest whole number (after taking into account the aggregate number of Class C Rights each such holder would otherwise be entitled to receive in respect of the aggregate number of Common Shares held of record by such holder as a result of the Rights Offering). Such rounding was made with respect to each beneficial shareholder. Each whole Class C Right is exercisable, upon payment of $7.14 as described below (the “Subscription Price”), to purchase one Class C Common Share (the “Basic Subscription Privilege”). In addition, subject to the proration described below, each holder of record of Class C Rights (each a “Rightsholder”) that fully exercises its Basic Subscription Privilege with respect to all Class C Rights that it holds in the same capacity pursuant to a single rights certificate also has the right to subscribe at the Subscription Price for additional Class C Common Shares (the “Oversubscription Privilege”). If Class C Common Shares being offered in the Rights Offering remain available for subscription following the exercise of the Basic Subscription Privilege by Rightsholders prior to the Expiration Time, as defined below (the “Excess Shares”), such Rightsholders may exercise their Oversubscription Privilege to subscribe for a number of Excess Shares. If there are not a sufficient number of Excess Shares to satisfy all subscriptions pursuant to the exercise of Oversubscription Privileges by the applicable Rightsholders, the available Excess Shares will be allocated pro rata among Rightsholders exercising their Oversubscription Privilege in proportion to the number of Class C Common Shares that each such Rightsholder purchased pursuant to its Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any Rightsholder being allocated a greater number of Excess Shares than such Rightsholder subscribed for pursuant to the exercise of such Rightsholder’s Oversubscription Privilege, then such Rightsholder will be allocated only such number of Excess Shares as such Rightsholder subscribed for, and the remaining Excess Shares will be allocated among the other Rightsholders exercising their Oversubscription Privilege with respect to the Class C Rights.

The Rights Offering will expire at 5:00 p.m., New York City time, on September 25, 2020, unless extended as described in the Prospectus (the “Expiration Time”).

AS DESCRIBED IN THESE INSTRUCTIONS, YOUR RIGHTS CERTIFICATE (ALONG WITH AN INTERNAL REVENUE SERVICE FORM W-8 OR W-9, AS APPLICABLE, TO THE EXTENT REQUIRED BY PARAGRAPH 2 OF THESE INSTRUCTIONS) MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, OR GUARANTEED DELIVERY REQUIREMENTS WITH RESPECT TO YOUR RIGHTS CERTIFICATE MUST BE COMPLIED WITH, AND PAYMENT OF THE SUBSCRIPTION PRICE MUST BE RECEIVED, AS MORE SPECIFICALLY DESCRIBED BELOW AND IN THE PROSPECTUS, BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION TIME. YOU MAY NOT REVOKE ANY EXERCISE OF A CLASS C RIGHT.

Below is a list of the key dates for the Rights Offering of which you should be aware. With the exception of the Record Date and Rights Distribution Date, such dates are subject to change in the event the Company’s board of directors (the “Board”), or a committee thereof, determines to extend the Rights Offering. For more information regarding these dates, we encourage you to review the section of the Prospectus entitled “The Rights Offering,” as this portion of the Prospectus describes other timing considerations of which you should be aware regarding the Rights Offering.

Date	Event / Action

5:00 p.m., New York City time, on September 8, 2020	Record Date.

September 10, 2020	Expected when-issued trading period for the Class C Rights on the Nasdaq Global Select Market under the symbol “LILRV.”

5:00 p.m., New York City time, on September 10, 2020	Rights Distribution Date.

September 11, 2020	Commencement of the Rights Offering. Expected commencement of “regular way” trading for the Class C Rights on the Nasdaq Global Select Market under the symbol “LILAR.”

5:00 p.m. New York City time, on September 18, 2020 (five business days prior to the Expiration Time, as may be adjusted in the event of an extension of the Expiration Time)

Date by which the Subscription Agent must have received appropriate materials from holders of Class C Rights in order to have the Subscription Agent sell such rights.

Date by which registered foreign holders of Class C Rights must notify the Subscription Agent and establish to the satisfaction of the Subscription Agent that they are permitted to exercise their Class C Rights.

Date by which the Subscription Agent must have received appropriate materials from holders of Class C Rights in order to transfer all or a portion of such rights.

5:00 p.m., New York City time, on September 25, 2020	Expiration of the Rights Offering.

No fractional Class C Rights or cash in lieu thereof were issued or paid. Instead, the total number of Class C Rights issued to each shareholder was rounded up to the nearest whole number (after taking into account the aggregate number of Class C Rights each shareholder would otherwise have been entitled to receive in respect of all Common Shares held of record by such shareholder, in the aggregate as a result of the Rights Offering). Such rounding was made with respect to each beneficial shareholder. Nominee holders of Common Shares that held, on the Record Date, shares for the account(s) of more than one beneficial owner may, upon proper showing to the Subscription Agent, exercise such beneficial owners’ Basic Subscription Privilege and Oversubscription Privilege as described below.

The Class C Rights will be traded on the Nasdaq Global Select Market under the symbol “LILAR.”

The number of Class C Rights to which a holder of Class A Common Shares, Class B Common Shares and Class C Common Shares is entitled is printed on the face of that holder’s “Rights Certificate.” You should indicate your wishes with regard to the exercise, assignment, transfer or sale of your Class C Rights by completing the Rights Certificate and returning it to the Subscription Agent in the envelope provided.

1.	EXERCISE YOUR RIGHTS AND SUBSCRIBE FOR CLASS C COMMON SHARES (Section 1 of the Rights Certificate).

To exercise Class C Rights, deliver your properly completed and executed Rights Certificate, by checking the boxes next to Section 1.A and 1.B, if applicable, and completing Section 1.C, together with payment in full of the Subscription Price for each Class C Common Share subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, to the Subscription Agent.

Payment of the applicable Subscription Price must be made for the full number of Class C Common Shares being subscribed for by wire transfer or personal check drawn upon a U.S. bank payable to: Computershare N.A., as Subscription Agent.

THE SUBSCRIPTION PRICE WILL BE DEEMED TO HAVE BEEN RECEIVED BY THE SUBSCRIPTION AGENT ONLY UPON (I) THE CLEARANCE OF ANY PERSONAL CHECK, OR (II) THE RECEIPT BY THE SUBSCRIPTION AGENT OF ANY WIRE TRANSFER.

If paying by personal check, please note that the funds paid thereby may take approximately five business days to clear. Accordingly, Rightsholders who wish to pay the Subscription Price by means of a personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date.

Notice of Guaranteed Delivery. Alternatively, you may cause a written guarantee substantially in the form enclosed herewith (the “Notice of Guaranteed Delivery”) from a commercial bank, trust company, securities broker or dealer, credit union, savings association or other eligible guarantor institution which is a member of or a participant in a signature guarantee program acceptable to the Subscription Agent (each of the foregoing being an “Eligible Institution”), to be received by the Subscription Agent at or prior to the Expiration Time, together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Class C Rights represented by your Rights Certificate, the number of Class C Rights being exercised pursuant to the Basic Subscription Privilege and the number of Class C Common Shares, if any, being subscribed for pursuant to the Oversubscription Privilege, and will guarantee the delivery to the Subscription Agent of your properly completed and executed Rights Certificate within two business days following the date of the Notice of Guaranteed Delivery. Delivery information for the Subscription Agent are listed below. If this procedure is followed, your Rights Certificate must be received by the Subscription Agent within two business days of the Notice of Guaranteed Delivery.

Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Information Agent, Innisfree M&A Incorporated, at the address, or by calling the telephone number, indicated below.

Banks, brokers, trusts, depositaries or other nominee holders of the Class C Rights who exercise the Class C Rights on behalf of beneficial owners of Class C Rights will be required to certify to the Subscription Agent and the Company, in connection with any exercise of the Oversubscription Privilege, the aggregate number of Class C Rights that have been exercised and the number of Class C Common Shares that are being subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Class C Rights on whose behalf such nominee holder is acting. If more Class C Common Shares are subscribed for pursuant to the Oversubscription Privilege than are available for sale, such shares will be allocated, as described above, among Rightsholders exercising their Oversubscription Privilege in proportion to the number of Class C Common Shares purchased pursuant to each such Rightsholder’s Basic Subscription Privilege.

The addresses of the Subscription Agent are as follows:

If delivering by first class mail:	If delivering by registered, certified or express mail or overnight courier:

Computershare N.A.	Computershare N.A.
Liberty Latin America Rights Offering	Liberty Latin America Rights Offering
P.O. Box 43011	150 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

The telephone numbers of the Information Agent, for inquiries, information or requests for additional documentation are as follows:

Innisfree M&A Incorporated

Banks and Brokers Call: (212) 750-5833

All Others Call: (877) 750-8312

If you exercise less than all of the Class C Rights evidenced by your Rights Certificate you may either (a) check the box next to Section 2 and complete Section 2 of your Rights Certificate to direct the Subscription Agent to attempt to sell the unexercised Class C Rights (but no fractional Class C Rights) on your behalf (and provide an Internal Revenue Service Form W-8 or W-9, as described in Paragraph 2(a) below), (b) check the box next to Section 3 and complete Section 3 of your Rights Certificate to transfer your remaining unexercised Class C Rights (but no fractional Class C Rights) to a designated transferee or to assign them to a bank or broker to sell for you, or (c) check the box next to Section 4 and complete Section 4 of your Rights Certificate and the Subscription Agent will issue you a new Rights Certificate evidencing the unexercised Class C Rights (see Paragraph 4 of these “Instructions For Use of Liberty Latin America Ltd. Class C Rights Certificates”). If you choose to have any such new Rights Certificate delivered to a different address, so indicate in Section 4 of your Rights Certificate. If you choose to have a new Rights Certificate sent, you may not receive the new Rights Certificate in sufficient time to permit the exercise, assignment, transfer or sale of the Class C Rights evidenced thereby.

If you have not indicated the number of Class C Rights being exercised, or if you have not forwarded full payment of the Subscription Price for the number of Class C Rights that you have indicated are being exercised, you will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of whole Class C Rights which may be exercised for the aggregate Subscription Price transmitted or delivered by you, and to the extent that the aggregate Subscription Price transmitted or delivered by you exceeds the product of the applicable per share Subscription Price multiplied by the number of whole Class C Rights evidenced by the Rights Certificate(s) transmitted or delivered by you and no direction is given as to the excess (such excess being the “Subscription Excess”), you will be deemed to have exercised your Oversubscription Privilege to purchase, to the extent available, that number of whole Class C Common Shares equal to the quotient obtained by dividing the Subscription Excess by the applicable per share Subscription Price, subject to the limit on the number of Class C Common Shares available to be purchased in the Rights Offering and applicable proration.

Conditions to Completion of the Rights Offering. There are no conditions to the completion of the Rights Offering. However, the Company has the right to terminate the Rights Offering for any reason before the Class C Rights expire.

Delivery of Class C Common Shares. As soon as practicable after the Expiration Time, the following deliveries and payments will be made to the address shown on the face of your Rights Certificate unless you provide instructions to the contrary in Section 1 of your Rights Certificate.

Subscription Privilege. The Subscription Agent will deliver to each validly exercising Rightsholder Class C Common Shares purchased pursuant to such exercise including the number of Class C Common Shares allocated to and purchased by such Rightsholder pursuant to its Oversubscription Privilege. The Subscription Agent will effect delivery of the subscribed-for Class C Common Shares through the Subscription Agent’s book-entry registration system by mailing to each subscribing Rightsholder a statement of holdings detailing such Rightsholder’s subscribed- for Class C Common Shares and the method by which the subscribing Rightsholder may access its account and, if desired, trade its shares. See “The Rights Offering—Subscription Privileges” in the Prospectus.

Return of Excess Payments. The Subscription Agent will promptly deliver to each Rightsholder who exercises the Oversubscription Privilege any excess funds tendered, without interest or deduction, in payment of the Subscription Price for each Class C Common Share that is subscribed for by, but not allocated to, such Rightsholder pursuant to the Oversubscription Privilege.

2.	SELL YOUR RIGHTS (Section 2 of the Rights Certificate).

(a)    Sale of All Unexercised Class C Rights Through the Subscription Agent. To sell all unexercised Class C Rights (but no fractional Class C Rights) through the Subscription Agent, you must so indicate by checking the box next to Section 2 and completing Section 2 of the Rights Certificate and you must provide a properly completed and executed Internal Revenue Service Form W-8 or W-9, as applicable, to the Subscription Agent along with your completed Rights Certificate. Internal Revenue Service Forms W-8 and W-9 and the applicable instructions are available on the Internal Revenue Service website at www.irs.gov. IF THE SUBSCRIPTION AGENT SELLS ANY OF YOUR CLASS C RIGHTS, SUCH CLASS C RIGHTS WILL BE DEEMED TO HAVE BEEN SOLD AT THE WEIGHTED AVERAGE NET SALE PRICE OF ALL CLASS C RIGHTS SOLD BY THE SUBSCRIPTION AGENT. Promptly following the Expiration Time, the Subscription Agent will send the selling Rightsholder a check for the net proceeds from the sale of any Class C Rights sold, reduced by any applicable tax withholding (including U.S. federal backup withholding). The aggregate fees charged by the Subscription Agent for selling Class C Rights will be deducted from the aggregate sale price for all such Class C Rights in determining the weighted average net sale price of all such Class C Rights. The Subscription Agent’s obligation to execute sell orders is subject to its ability to find buyers for the Class C Rights. NO ASSURANCE CAN BE GIVEN THAT A MARKET WILL DEVELOP OR BE MAINTAINED FOR THE CLASS C RIGHTS OR THAT THE SUBSCRIPTION AGENT WILL BE ABLE TO SELL ANY CLASS C RIGHTS.

You must have your order to sell your Class C Rights to the Subscription Agent before 5:00 p.m., New York City time, on the fifth business day before the Expiration Time (which is September 18, 2020, unless the Expiration Time is extended).

We encourage you to review the discussion in the Prospectus under the heading “The Rights Offering—Method of Transferring and Selling Class C Rights—Sales of Class C Rights Through the Subscription Agent.” Deliveries and payments will be made to the address shown on the face of your Rights Certificate unless you provide instructions to the contrary in Section 2 of your Rights Certificate.

Failure to provide a properly completed and executed Internal Revenue Service Form W-8 or W-9, as applicable, may result in the imposition of U.S. federal backup withholding (currently at a rate of 24%). See the discussion in the Prospectus under the heading “Certain U.S. Federal Income Tax Consequences—Information Reporting and Backup Withholding.”

(b)    Sale of Less than All Unexercised Class C Rights Through the Subscription Agent. You may have your Rights Certificate divided into Rights Certificates of appropriate denominations by following the instructions in Paragraph 4 below. The Rights Certificate evidencing the number of unexercised Class C Rights you intend to sell can then be sold by following the instructions in Paragraph 2(a). IF THE SUBSCRIPTION AGENT SELLS ANY OF YOUR CLASS C RIGHTS, SUCH CLASS C RIGHTS WILL BE DEEMED TO HAVE BEEN SOLD AT THE WEIGHTED AVERAGE SALE PRICE OF ALL CLASS C RIGHTS SOLD BY THE SUBSCRIPTION AGENT. Promptly following the Expiration Time, the Subscription Agent will send the holder a check for the net proceeds from the sale of any Class C Rights sold, reduced by any applicable tax withholding (including U.S. federal backup withholding). The aggregate fees charged by the Subscription Agent for selling Class C Rights will be deducted from the aggregate sale price for all such Class C Rights in determining the weighted average net sale price of all such Class C Rights. The Subscription Agent’s obligation to execute sell orders is subject to its ability to find buyers for the Class C Rights. NO ASSURANCE CAN BE GIVEN THAT A MARKET WILL DEVELOP OR BE MAINTAINED FOR THE CLASS C RIGHTS OR THAT THE SUBSCRIPTION AGENT WILL BE ABLE TO SELL ANY CLASS C RIGHTS.

You must have your order to sell your Class C Rights to the Subscription Agent before 5:00 p.m., New York City time, on the fifth business day before the Expiration Time (which is September 18, 2020, unless the Expiration Time is extended).

We encourage you to review the discussion in the Prospectus under the heading “The Rights Offering—Method of Transferring and Selling Class C Rights—Sales of Class C Rights Through the Subscription Agent.” Deliveries and payments will be made to the address shown on the face of your Rights Certificate unless you provide instructions to the contrary in Section 2 of your Rights Certificate.

3.	TRANSFER OF ALL OR LESS THAN ALL UNEXERCISED CLASS C RIGHTS TO ONE OR MORE DESIGNATED TRANSFEREES (Section 3 of the Rights Certificate).

(a)    One Designated Transferee. To transfer all of your unexercised Class C Rights to a designated transferee or to a broker, dealer or nominee for sale on your behalf, you must so indicate by checking the box next to Section 3 and completing Section 3 of your Rights Certificate. A Rights Certificate that has been properly transferred in its entirety may be exercised by a new holder without having a new Rights Certificate issued. If you wish to transfer less than all of your unexercised Class C Rights (but no fractional Class C Rights) to one designated transferee or to a broker, dealer or nominee for sale on your behalf, so indicate by checking the box next to Section 3 and completing Section 3 of your Rights Certificate and separately instruct the Subscription Agent as to the action to be taken with respect to the unexercised Class C Rights not transferred. Such instructions should be guaranteed by an Eligible Institution. If no such instructions are received, the Subscription Agent will issue you a new Rights Certificate evidencing the unexercised Class C Rights. If the box next to Section 3 is checked but Section 3 is not completed, the Subscription Agent may thereafter treat the bearer of the Rights Certificate as the absolute owner of all of the Class C Rights evidenced by such Rights Certificate for all purposes, and neither the Subscription Agent nor the Company shall be affected by any notice to the contrary.

If you wish to transfer any of your Class C Rights, you must have your order to transfer such Class C Rights to the Subscription Agent by the fifth business day prior to the Expiration Time (which is September 18, 2020, unless the Expiration Time is extended).

(b)    More than One Designated Transferee. Because only the Subscription Agent can issue Rights Certificates, if you wish to transfer all or less than all of the unexercised Class C Rights (but no fractional Class C Rights) evidenced by your Rights Certificate to more than one designated transferee or to more than one broker, dealer or nominee for sale on your behalf, so indicate by checking the box next to Section 3 and completing Section 3 and separately instruct the Subscription Agent as to the action to be taken with respect to any unexercised Class C Rights not transferred. Such instructions should be guaranteed by an Eligible Institution. Alternatively, you may first have your Rights Certificate divided into Rights Certificates of appropriate denominations by following the instructions in Paragraph 5 below. Each Rights Certificate evidencing the number of Class C Rights you intend to transfer can then be transferred by following the instructions in Paragraph 5(c).

If you wish to transfer any of your Class C Rights, you must have your order to transfer such Class C Rights to the Subscription Agent by the fifth business day prior to the Expiration Time (which is September 18, 2020, unless the Expiration Time is extended).

4.	TO HAVE A CLASS C RIGHTS CERTIFICATE DIVIDED INTO SMALLER DENOMINATIONS.

Send your Rights Certificate, together with complete separate instructions (including specification of the denominations into which you wish your Class C Rights to be divided), signed by you, to the Subscription Agent, allowing a sufficient amount of time for new Rights Certificates to be issued and returned so that they can be used prior to the Expiration Time. Alternatively, you may assign your unexercised Class C Rights to a bank or broker to effect such actions on your behalf. Your signature must be guaranteed by an Eligible Institution if any of the new Rights Certificates are to be issued in a name other than that in which the old Rights Certificate was issued. Class C Rights Certificates may not be divided into fractional Class C Rights, and any instruction to do so will be rejected. As a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you or your transferee may not receive such new Rights Certificate(s) in time to enable the Rightsholder to complete a sale, exercise or transfer by the Expiration Time. Neither the Company nor the Subscription Agent will be liable to either a transferor or transferee for any such delays.

If you choose to have a new Rights Certificate sent, you may not receive the new Rights Certificate in sufficient time to permit the exercise, assignment, transfer or sale of the Class C Rights evidenced thereby.

5.	EXECUTION.

(a)    Execution by Registered Holder(s). The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. If the Rights Certificate is registered in the names of two or more joint owners, all of such owners must sign. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Company in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b)    Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Company dispenses with proof of authority, in its sole and absolute discretion.

(c)    Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you wish to transfer all or less than all of your unexercised Class C Rights to a designated transferee or to a broker, dealer or nominee for sale on your behalf as specified in Paragraphs 4(c) and/or 4(d), or to have the Subscription Agent sell less than all of your unexercised Class C Rights, as specified in Paragraph 4(b).

6.	METHOD OF DELIVERY.

The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rightsholder, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of any checks sent in payment of the Subscription Price prior to the Expiration Time. If paying by personal check, please note that the funds paid thereby may take approximately five business days to clear. Accordingly, Rightsholders who wish to pay the Subscription Price by means of a personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date. Rightsholders who wish to pay the Subscription Price by means of wire transfer will need to follow these instructions:

If sending payment of subscription price by wire of immediately available funds:

Bank of America

ABA Number 026009593

DDA 4426226480

Account Name CINC AAF Rights Offering A

SWIFT    BOFAUS3N

Reference Line    LILA Rights Offering and your 11-digit Computershare Account Number

If you do not include your 11-digit Computershare Account Number in the reference line of your wire we will not be able to match your wire to your Rights Exercise and your Rights Exercise would not be accepted into this offer.

7.	SPECIAL PROVISIONS RELATING TO THE DELIVERY OF CLASS C RIGHTS THROUGH THE DEPOSITORY TRUST COMPANY.

If you are a broker, a dealer, a trustee or a depositary for securities who holds Class A Common Shares, Class B Common Shares or Class C Common Shares for the account of others as a nominee holder, you may, upon proper showing to the Subscription Agent, exercise your beneficial owners’ Basic Subscription Privilege and Oversubscription Privilege through The Depository Trust Company (“DTC”). You may exercise Class C Rights held through DTC through DTC’s PSOP Function on the “agents subscription over PTS” procedures and instructing DTC to charge the applicable DTC account for the Subscription Price and to deliver such amount to the Subscription Agent. DTC must receive the subscription instructions and payment for the new shares by the Expiration Time unless guaranteed delivery procedures are utilized.